FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP REPORTS RECORD EARNINGS FOR FIRST
QUARTER 2006

•	Licensing revenue $13.3 million versus $4.3 million in prior year quarter
•	Net Income $7.4 million versus $800,000 in prior year quarter.
•	Fully diluted EPS of $0.18 versus $0.03 in prior year quarter

NEW YORK, April 27, 2006 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the first quarter of 2006 which are the first year-over-year comparable results as a brand management company. Licensing revenue for the period increased to approximately $13.3 million as compared to approximately $4.3 million in the first quarter of last year. The increase in licensing revenue was driven primarily by the continued roll out and success of the Candie’s brand at Kohl’s and contribution from the company’s 2005 acquisitions of the Joe Boxer and Rampage brands. The Company reported fully diluted earnings per share of $0.18 versus $0.03 in the first quarter of last year; this year’s earnings included a non-cash tax benefit that added $0.03 to the quarter. Pre-tax income increased to $6.1 million from approximately $800,000 in the first quarter of last year. Net income was $7.4 million, including a $1.3 million non-cash tax benefit, versus net income of $800,000 in the first quarter of last year.

Operating results for the quarter were above the Company’s plan. However, included in the Q1 net income plan was an expectation to record a net tax benefit of approximately $2 million relating to the realization of the Company’s deferred tax asset. Based upon a revised interpretation of the way to recognize this asset the Company has decided to recognize $1.3 million in the quarter. The difference equated to approximately $0.02 per share.

Neil Cole, Chairman and CEO of Iconix commented, “These are our first year over year comparable results as a brand management company and they begin to indicate the strength of our growth strategy and the scalability of this business model. Our performance in the quarter was nicely balanced between continued expansion of our brands, Candie’s, Bongo and Badgley Mischka, and a significant contribution from newly acquired brands Joe Boxer and Rampage. We are pleased about closing on our sixth brand, Mudd, and believe that it will be a very strong contributor to our earnings for many years to come.”

Cole also commented “As announced in a separate release this morning we have entered into an agreement with Cherokee Inc. to buy out their 15% finder’s fee in the Mossimo agreement. This transaction will further increase the profitability of the Mossimo brand and allow us to move toward our goal of closing on our acquisition of Mossimo Inc. in July of this year.”

2006 Guidance:

The Company is reaffirming its previously stated full year 2006 guidance of $0.75 to $0.80 per fully diluted share.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE’S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® and MUDD ®. The company’s brands touch every major segment of retail distribution from the luxury market to the mass market. Iconix, through its in-house advertising agency, advertises and markets its brands to continually drive greater consumer awareness and loyalty and licenses its brands to a network of leading retailers and manufacturers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate,” “expect”, “confident”, “project”, provide “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	Warren Clamen
Chief Financial Officer
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income - Unaudited
(in thousands, except earnings per share data)

	Three Months Ended March 31,

	2006	2005

Licensing and commission revenue	$13,269	$4,300

Selling, general and administrative expenses	4,815	2,679
Special charges	556	379

Operating income	7,898	1,242

Net Interest expense	1,813	445

Income before income taxes	6,085	797

Provision (benefit) for income taxes	(1,272)	10

Net income	$7,357	$787

Earnings per share:
Basic	$0.21	$0.03

Diluted	$0.18	$0.03

Weighted average number of common shares outstanding:
Basic	35,719	28,429

Diluted	41,169	29,982

Selected Balance Sheet Data:	3/31/2006	12/31/2005

Total Assets	$219,467	$217,244
Total Liabilities	$110,877	$116,348
Stockholders’ Equity	$108,590	$100,896